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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                    CONTACT:

                                         Margaret Turano, Dir. of Marketing
                                         617.779.7819
                                         mturano@amicas.com


                  AMICAS CLOSES 2005 WITH RECORD Q4 PACS ORDERS

STRONG APPEAL TO LARGER HEALTH SYSTEMS BALANCED WITH CONTINUED FOCUS ON MEDITECH
       HOSPITAL IT INTEGRATION AND COMPREHENSIVE IMAGING CENTER SOLUTIONS

Boston, Massachusetts, February 14, 2006 /PRNewswire/ - AMICAS, Inc. (Nasdaq:
AMCS), a leader in image and information management solutions, announced a record quarter for its Vision Series PACS orders in Q4 2005 which included multiple deals to large hospital systems with over 500 beds and numerous community hospital and imaging centers. Also significant for the quarter was the expansion of complementary products such as computed radiography and imaging accessories sold with Vision Series PACS, resulting in a complete turnkey solution for customers converting to fully digital imaging operations.

Leading the new partnerships for AMICAS in Q4 of 2005 was a multi-facility agreement for Vision Series PACS with ESSENT HEALTHCARE of Nashville, Tennessee. Essent Healthcare is a growing healthcare company focused on providing the essential healthcare services for the communities they serve across the country. AMICAS will be deploying Vision Series PACS in two Texas hospitals and an additional two hospitals in Massachusetts. Key to the partnership with Essent Healthcare was tight integration with HIS/RIS/EMR and a commitment to rapid PACS deployments as Essent Healthcare expands its hospital base. "AMICAS combined excellent Web-based technology with tight MEDITECH integration and is able to roll out PACS as we grow our hospital base," said Armen Arakelian, Vice President & Chief Information Officer for Essent Healthcare.

At Essent Healthcare, AMICAS will be tightly integrated with their new MEDITECH(TM) HIS/RIS and EMR for seamless access to patient data and images. AMICAS will also be providing comprehensive computed radiography with PACS products and services to empower Essent's complete transformation to digital operations. "At Essent we see PACS as a transformational event that will empower us to offer the highest level of care to our patients in a fully integrated MEDITECH / AMICAS environment," added Mr. Arakelian.

AMICAS Vision Series PACS was chosen at UNITED REGIONAL HEALTH CARE SYSTEM, located in Wichita Falls, Texas, which provides healthcare services across a broad geographic region in Texas. With over 500 beds, United performs 120,000 annual imaging exams across two campuses. AMICAS Vision Series PACS will be integrated with Siemens Medical Systems HIS & RIS and consolidated onto a single IBM storage and computing infrastructure to provide an integrated computing infrastructure for all IT needs throughout the health system. "AMICAS was able to meet two key requirements. First, we required a Web-based PACS system that could meet the needs of our distributed organization. Secondly, AMICAS is able to deliver a solution that will be tightly integrated to our Siemens system and fully consolidated onto our IBM infrastructure," said Mr. David Dunford, Director of Imaging Services for United Regional. "AMICAS was able to conform to our IT environment rather then requiring we conform to theirs. This is an exciting time for United Regional, as it allows us to follow our strategy of best of breed applications for integrated clinical on a consolidated IT infrastructure and offers advanced technologies to the communities we serve."

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At ERIE COUNTY MEDICAL CENTER CORPORATION (ECMCC) located in Buffalo, New York, a Level One Trauma Center with over 600 licensed beds, AMICAS Vision Series PACS will be tightly integrated to their MEDITECH(TM) HIS/RIS. ECMCC is the only adult Trauma Center, serving nine counties in Western New York, and accepts approximately 2,000 trauma admissions per year. ECMCC is also a major teaching hospital for the University of Buffalo School of Medicine. After a thorough evaluation of all major PACS suppliers, ECMCC chose AMICAS due to their high quality PACS software and deep integration to their existing MEDITECH(TM) information systems. "We have a significant investment in our HIS/RIS and by selecting AMICAS as our PACS vendor we enhance that investment," says Mr. Eric Gregor, Director of Imaging Services at ECMCC. "As a Level One Trauma Center that performs over 130,000 annual imaging exams, MEDITECH integration, reliability, uptime, and quality are keys for us. AMICAS' demonstrated high quality of products and services were the key differentiators for us in our PACS selection," added Mr. Gregor.

Additional significant hospital PACS orders in Q4 of 2005 included:

         LAKE CHARLES MEMORIAL HOSPITAL in Lake Charles, Louisiana, a 362 bed community hospital where Vision Series PACS will be integrated with a McKesson HIS/RIS.

         ARNOT OGDEN MEDICAL CENTER in Elmira, New York, a 256 bed facility with integration to MEDITECH.

         BROCKTON HOSPITAL in Brockton, Massachusetts, a 268 bed facility with integration to MEDITECH.

         HOWARD YOUNG HEALTHCARE in Woodruff, Wisconsin, a 109 bed facility with integration to MEDITECH.

         HAYES GREEN BEACH MEMORIAL HOSPITAL in Charlotte, Michigan, a 25 bed facility with integration to MEDITECH.

"We are very pleased with the continued adoption and growth of our acclaimed Web-based PACS," said Mr. Peter McClennen, president of AMICAS. "Integration and interoperability are a key hallmark of AMICAS innovation, particularly as we design products and services to be easily integrated to existing IT environments. We continue to focus significant resources on advanced MEDITECH integration while also offering fully standards-based integration to any HIS, RIS or EMR system."

At Lake Charles Memorial with McKesson products and United Regional with Siemens products, Vision Series PACS will be deployed and integrated using a standards-based approach. "With these new sites we continue to expand the portfolio of HIS/RIS integrations with our PACS. Additionally in Q4, with the partnerships at ECMCC and United Regional we extend our market penetration to larger healthcare facilities," added Mr. McClennen.

AMICAS also signed a number of ambulatory partnerships in Q4 of 2005 including the newly introduced AMICAS Office Solutions, Vision Series RIS, PACS, Document Management and Financial Systems.

AMICAS, Office Solutions and Vision Series are registered trademarks or trademarks of AMICAS, Inc.

ABOUT AMICAS, INC.

AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS Vision Series(TM) products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight Services(SM), a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.

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SAFE HARBOR STATEMENT

Except for the historical information herein, the matters discussed in this release include forward-looking statements. The forward-looking statements contained in this release include statements about future implementation services and product integration. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially as set forth in AMICAS' most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release.